Exhibit 99.6

To the Limited Partners of

Cambridge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Alper Daglioglu
By:	Alper Daglioglu
President and Director
Ceres Managed Futures LLC
General Partner,
Cambridge Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Cambridge Master Fund L.P.:

We have audited the accompanying statements of financial condition of Cambridge Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2013 and the period September 1, 2012 (commencement of trading operations) to December 31, 2012. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Cambridge Master Fund L.P. as of December 31 2013 and 2012, and the results of its operations and changes in its partners’ capital for the year ended December 31, 2013 and the period September 1, 2012 (commencement of trading operations) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2014

Cambridge Master Fund L.P.

Statements of Financial Condition

December 31, 2013

	2013	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$30,157,397	$6,936,981
Cash margin (Note 3c)	7,040,583	7,132,108
Net unrealized appreciation on open forward contracts	349,532	295,689

Total Trading Equity	37,547,512	14,364,778
Expense Reimbursement	2,452	7,271

Total assets	$37,549,964	$14,372,049

Liabilities and Partners’ Capital:
Accrued expenses:
Professional fees	28,580	31,163

Total liabilities	28,580	31,163

Partners’ Capital:
General Partner	—	—
Limited Partners	37,521,384	14,340,886

Total liabilities and partners’ capital	$37,549,964	$14,372,049

See accompanying notes to financial statements.

Cambridge Master L.P.

Condensed Schedule of Investments

December 31, 2013

	Notional ($)	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts
Currencies	$349,054,134	$3,781,929	10.08%

Total unrealized appreciation on open forward contracts		3,781,929	10.08

Unrealized Depreciation on Open Forward Contracts
Currencies	$269,586,152	(3,432,397)	(9.15)

Total unrealized depreciation on open forward contracts		(3,432,397)	(9.15)

Net fair value		$349,532	0.93%

See accompanying notes to financial statements.

Cambridge Master L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts
Currencies	$793,958,874	$9,890,845	68.97%

Total unrealized appreciation on open forward contracts		9,890,845	68.97

Unrealized Depreciation on Open Forward Contracts
Currencies	$743,219,215	(9,595,156)	(66.91)

Total unrealized depreciation on open forward contracts		(9,595,156)	(66.91)

Net fair value		$295,689	2.06%

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Statements of Income and Expenses

for the year ended December 31, 2013 and

for the period September 1, 2012

(commencement of trading operations)

to December 31, 2012

	2013	2012
Investment Income:
Interest income	$9,306	$2,095

Expenses:
Clearing fees	27,122	0
Professional fees	103,414	33,200

Total expenses	130,536	33,200
Expense reimbursements	(54,928)	(14,519)

Net expenses	75,608	18,681

Net investment income (loss)	(66,302)	(16,586)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	3,113,012	243,915
Change in net unrealized gains (losses) on open contracts	53,843	295,689

Total trading results	3,166,855	539,604

Net income (loss)	3,100,553	$523,018

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Statements of Changes in Partners’ Capital

for the year ended December 31, 2013 and

for the period September 1, 2012

(commencement of trading operations)

to December 31, 2012

Partners’ Capital
Initial capital contributions from Limited Partners at September 1, 2012	$3,000,000
Net income (loss)	523,018
Subscriptions	10,911,485
Redemptions	(91,522)
Distribution of interest income to feeder funds	(2,095)

Partners’ Capital at December 31, 2012	14,340,886
Net income (loss)	3,100,553
Subscriptions	22,700,539
Redemptions	(2,611,288)
Distribution of interest income to feeder funds	(9,306)

Partners’ Capital at December 31, 2013	$37,521,384

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

1.	Partnership Organization:

Cambridge Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on July 30, 2012, to engage in the speculative trading of a portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. Cambridge Master exclusively trades in the currency sector. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On September 1, 2012 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”), allocated a portion of its capital to the Master. On November 1, 2012, Morgan Stanley Spectrum Currency and Commodity L.P. (“Spectrum Currency and Commodity”), allocated a portion of their capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $3,000,000, and Spectrum Currency and Commodity purchased an interest in the Master with cash equal to $3,355,672. The Master permits commodity pools managed now or in the future by The Cambridge Strategy (Asset Management) Limited (the “Advisor”) using the Asian Markets Alpha Programme and the Emerging Markets Alpha Programme, the Advisor’s proprietary, systematic trading systems, to invest together in one trading vehicle.

During the period covered by this report, the Master’s commodity brokers were Citigroup Global Markets Inc. (“CGM”) and Morgan Stanley & Co. LLC (“MS&Co.”)

The Master operates under a structure where its investors consist of Emerging CTA and Spectrum Currency and Commodity (each a “Feeder”, and collectively the “Funds”). Emerging CTA and Spectrum Currency and Commodity owned approximately 69.9% and 30.1% of the Master at December 31, 2013, respectively. Emerging CTA and Spectrum Currency and Commodity owned approximately 51.8% and 48.2% of the Master at December 31, 2012, respectively.

The Master will be liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments.    All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that, based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2013 and for the period September 1, 2012 (commencement of operations) through December 31, 2012, the Master did not hold any derivative instruments that were based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the year ended December 31, 2013 and the period ended December 31, 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$3,781,929	$—	$3,781,929	$—

Total Assets	3,781,929	—	3,781,929	—

Liabilities
Forwards	3,432,397	—	3,432,397	—

Total Liabilities	3,432,397	—	3,432,397	—

Net fair value	$349,532	$—	$349,532	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$9,890,845	$—	$9,890,845	$—

Total Assets	9,890,845	—	9,890,845	—

Liabilities
Forwards	9,595,156	—	9,595,156	—

Total Liabilities	9,595,156	—	9,595,156	—

Net fair value	$295,689	$—	$295,689	$—

d.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

e.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

f.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

g.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

h.	Recent Accounting Pronouncements. In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”. ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Partnership is currently evaluating the impact this pronouncement would have on the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner, Citigroup Global Markets Inc. (“CGM”) or/Morgan Stanley & Co. LLC (“MS&Co.”) and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party under certain circumstances defined in the Management Agreement.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”) and terminated the CGM Customer Agreement. During the second quarter of 2013, the Master also entered into a foreign exchange brokerage account agreement with MS&Co.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $7,132,108.

Under the MS&Co. Customer Agreement and the foreign exchange brokerage account agreement, the Master will pay MS & Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $7,040,583. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

Spectrum Currency and Commodity pays to MS&Co. a monthly brokerage fee at a flat rate of 1/12 of 4.6% per month (a 4.6% annual rate) of the net assets of Spectrum Currency and Commodity allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage of Spectrum Currency and Commodity in the Master.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co Customer Agreement gives, and the CGM Customer Agreement gave, the Master the legal right to net unrealized gains and losses on open futures and forwards contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of notional values of currency forward contracts traded during the period ended December 31, 2013 and 2012 was $1,482,257,366 and, $673,635,632, respectively.

On January 1, 2013, the Master adopted Accounting Standards Update (“ASU”) 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

GAAP and those entities that prepare their financial statements on the basis of International Reporting Financial Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master’s investments as of December 31, 2013 and December 31, 2012, respectively.

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Forwards	$ 3,781,929	$(3,432,397)	$349,532

Total Assets	$ 3,781,929	$(3,432,397)	$349,532

Liabilities
Forwards	$(3,432,397)	$3,432,397	$—

Total Liabilities	$(3,432,397)	$3,432,397	$—

Net unrealized appreciation on open forwards contracts			$349,532

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Forwards	$9,890,845	$(9,595,156)	$295,689

Total Assets	$9,890,845	$(9,595,156)	$295,689

Liabilities
Forwards	$(9,595,156)	$9,595,156	$—

Total Liabilities	$(9,595,156)	$9,595,156	$—

Net unrealized appreciation on open forwards contracts			$295,689

The following tables indicate the gross fair values of derivative instruments of forward contracts as separate assets and liabilities as of December 31, 2013 and 2012.

December 31, 2013
Assets
Forward Contracts
Currencies	$3,781,929

Total unrealized appreciation on open forward contracts	$3,781,929

Liabilities
Forward Contracts
Currencies	$(3,432,397)

Total unrealized depreciation on open forward contracts	$(3,432,397)

Net unrealized appreciation on open forward contracts	$349,532 *

*	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

December 31, 2012
Assets
Forward Contracts
Currencies	$9,890,845

Total unrealized appreciation on open forward contracts	$9,890,845

Liabilities
Forward Contracts
Currencies	$(9,595,156)

Total unrealized depreciation on open forward contracts	$(9,595,156)

Net unrealized appreciation on open forward contracts	$295,689 *

*	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the year ended December 31, 2013 and for the period ended December 31, 2012.

Sector	2013		2012
Currencies	$3,166,855		$539,604

Total	$3,166,855	**	$539,604	**

**	This amount is included in “Total trading results” on the Statement of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any month. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the year ended December 31, 2013 and the period from September 1, 2012 (commencement of trading operations) to December 31, 2012 were as follows:

	2013	2012
Ratios to average net assets:
Net investment income (loss)***	(0.3)%	(0.7	)%****

Operating expenses*****	0.3%	0.8	%****

Total return	15.7%	4.1%

***	Interest income less total expenses.

****	Annualized.

*****	Percentages are after expense reimbursements (equal to 0.2% and 0.6% for 2013 and 2012, respectively).

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2013

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period, as CGM and/or MS&Co. or their affiliates were the counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM or MS & Co., the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to M&Co.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.